Exhibit 4.1
PROMISSORY NOTE

Maturity Date: December 28, 2012	Principal Amount: $3,000,000
FOR VALUE RECEIVED, World Energy Solutions, Inc. a Delaware corporation having a principal place of business at 446 Main St., Worcester, MA 01608 (the “Maker”), promises to pay to the order of Northeast Energy Solutions, LLC (the “Payee”), a Connecticut limited liability company having a principal place of business at 2 Alcap Ridge, Cromwell, Connecticut 06416, pursuant to the terms and conditions of the Asset Purchase Agreement dated of even date herewith to which Maker and Payee are parties (the “Asset Purchase Agreement”), the principal sum of THREE MILLION DOLLARS ($3,000,000), subject to set-off as set forth below, together with interest on the unpaid principal balance of such sum from the date hereof at the rates and terms hereinafter provided, computed on the basis of a 360-day year at the Note Rate and together with all costs of collection, including a reasonable attorneys’ fee, incurred in any action to collect this Note.
The Note Rate is five percent (5.0%) interest per year; provided that upon the occurrence of an Event of Default under this Note or after maturity, the Note Rate shall increase to seven percent (7%) per year (the “Post Maturity Rate”).
Except as otherwise provided below, on each of, July 2, 2012 October 1, 2012, and December 28, 2012 (each, a “Payment Date”), the Maker shall pay Payee, in lawful money of the United States by check payable to Payee and delivered to the Payee’s address stated above or at such other place as the Payee may designate, $1,000,000 of the unpaid principal amount of this Note, together with the accrued but unpaid interest on the unpaid principal balance of this Note (each such payment of principal and interest, a “Cash Payment”); provided that in lieu of receiving a Cash Payment, the Payee, by written notice delivered to the Maker no less than five days prior to the applicable Payment Date, may instruct the Maker to issue and deliver to the Payee, or to such designees as instructed by Payee, such number of shares of the Maker’s common stock as is equal in value to the amount of the applicable Cash Payment. For the purposes of determining the number of shares to be issued to the Payee in lieu of a Cash Payment, the per share price of the Maker’s common stock shall be equal to the volume weighted average price of the Maker’s common stock on the NASDAQ Capital Market for the thirty (30) day consecutive trading days immediately preceding the applicable Payment Date.
Notwithstanding anything to the contrary in this Note, if the Maker has delivered to Payee one or more Claim Notices (as defined in the Asset Purchase Agreement) on or before December 28, 2012, then Maker, if not already paid, may withhold so much of the final $1,000,000 payment of principal otherwise due Maker on December 28, 2012 (the “Final Payment”) as may be reasonably required to satisfy the Claimed Amount in such Claim Notice(s) until such time as the indemnification claim(s) that is the subject of such Claim Notice(s) is finally resolved. Maker may set-off from the Final Payment, the aggregate amount of any and all Damages (as defined in the Asset Purchase Agreement) that Payee must indemnify Maker for with respect to any and all claims that are the subject of any Claim Notices delivered to the Payee by the Maker on or before December 28, 2012. Notwithstanding anything to the contrary in this Note, Maker’s withholding and, if applicable, set-off, of the Final Payment pursuant to the terms of this paragraph will not constitute an Event of Default or other breach of this Promissory Note. Additionally, if any portion of the Final Payment is withheld by Maker pursuant to the terms of this paragraph, no interest shall accrue on such portion of the Final Payment from December 28, 2012 until the date all claims that are subject to Maker’s Claim Notice(s) delivered to Payee on or before December 28, 2012 are finally resolved. Maker shall pay to Payee any portion of the Final Payment not used to pay a Claim Notice.

While this Note remains outstanding, if the Maker raises in excess of $10,000,000 in a single equity financing, the Maker shall immediately pay the Payee in cash an amount equal to 10% of the aggregate amount of funds raised in such financing, up to a maximum of the sum of the unpaid principal balance and accrued but unpaid interest due on this Note as of the closing date of such financing (an “Accelerated Payment”). An Accelerated Payment will be applied first against the $1,000,000 payment of unpaid principal due December 281, 2012 to the extent not already paid, then to the $1,000,000 payment of principal due on October 1, 2012 to the extent not already paid, then to the $1,000,000 payment due on July 2, 2012 to the extent not already paid, and then to any accrued but unpaid interest on the Note.
While no Event of Default exists, and except as otherwise provided above with respect to an Accelerated Payment, each payment under this Note will be applied first to interest then due, and then to principal due. When an Event of Default exists any payments will be applied to interest and/or principal as determined by the Payee in its sole discretion.
The Maker may, at any time and without penalty, prepay any part or all of the unpaid principal balance of this Note.
The occurrence of any one or more of the following events is an Event of Default under this Note:
(i) Failure of the Maker to pay, perform or observe any of its obligations contained in this Note within seven (7) days of receipt of written notice thereof from Payee; or
(ii) upon default by the Maker in the performance of any its obligations, covenants or agreements contained in the Asset Purchase Agreement for a period of seven (7) days after receipt of written notice thereof from Payee; or
(iii) The termination of existence of the Maker or the involvement of the Maker in any financial difficulties as evidenced by:
(a)	an assignment for the benefit of its creditors; or

(b)	the appointment of a receiver, trustee, custodian, liquidator or conservator of it or its assets not vacated or set aside within sixty (60) days; or

(c)	the commencement by it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors; or

(d)	the commencement against it of proceedings under any federal or state law relating to bankruptcy, insolvency or relief of debtors if the proceedings are not dismissed within sixty (60) days after the date on which commenced; or
If an Event of Default occurs, the Payee may, to the extent permitted by law and without notice to the Maker, declare the unpaid principal balance and accrued interest to be due immediately without notice, presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note all of which are expressly waived. No course of dealing by the Payee and no delay in exercising any right under this Note will operate as a waiver by the Payee of its rights, and a waiver of a right on one occasion may not be construed as a waiver of the right on a future occasion. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

WAIVER: IN THE EVENT THAT THE MAKER FILES A PETITION UNDER THE BANKRUPTCY CODE OR UNDER ANY OTHER SIMILAR FEDERAL OR STATE LAW, THE MAKER UNCONDITIONALLY AND IRREVOCABLY AGREES THAT THE PAYEE SHALL BE ENTITLED, AND THE MAKER HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS, TO RELIEF FROM THE AUTOMATIC STAY SO AS TO ALLOW THE PAYEE TO EXERCISE ITS RIGHTS AND REMEDIES UNDER THIS NOTE OR ANY LOAN DOCUMENT. IN SUCH EVENT, THE MAKER HEREBY AGREES THAT IT SHALL NOT, IN ANY MANNER, OPPOSE OR OTHERWISE DELAY ANY MOTION FILED BY THE PAYEE FOR RELIEF FROM THE AUTOMATIC STAY. THE PAYEE’S ENFORCEMENT OF THE RIGHT GRANTED HEREIN FOR RELIEF FROM THE AUTOMATIC STAY IS SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT IN WHICH THE CASE IS THEN PENDING.
THIS NOTE SHALL REMAIN IN FULL FORCE AND EFFECT, WITHOUT ABATEMENT, UNTIL THE LIABILITIES OF THE MAKER TO PAYEE UNDER THIS NOTE ARE PAID IN FULL AND/OR PERFORMED TO PAYEE’S FULL SATISFACTION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE UNDERSIGNED THAT THIS NOTE SHALL CONTINUE TO BE EFFECTIVE OR SHALL BE REINSTATED, AS THE CASE MAY BE, IF AT ANY TIME PAYMENT IN WHOLE OR IN PART, OF ANY SUMS DUE TO PAYEE OR ANY SUBSEQUENT HOLDER OF THIS NOTE ARE RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY THE PAYEE OR ANY SUBSEQUENT HOLDER OF THIS NOTE UPON THE INSOLVENCY, BANKRUPTCY, DISSOLUTION, LIQUIDATION OR REORGANIZATION OF THE MAKER.
MAKER WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING OR IN ANY MATTER ARISING IN ANY WAY RELATED TO THIS NOTE OR THE DEBT EVIDENCED BY THIS NOTE, AND/OR IN ANY WAY RELATED TO THE ENFORCEMENT OF ANY OF PAYEE’S OR ANY SUBSEQUENT HOLDER’S RIGHTS AND REMEDIES, HEREBY ACKNOWLEDGING THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY(S).
The Maker and Payee entered into a certain Asset Purchase Agreement dated of even date herewith under which the Maker agreed to purchase and the Payee agreed to sell, among other matters, substantially all of the business assets of Payee (the “Acquired Assets”). This Note represents a part of the purchase price under the said Asset Purchase Agreement. Except as otherwise set forth in said Asset Purchase Agreement, the Maker has fully and thoroughly examined, investigated and inspected to its full satisfaction, and is relying upon its own investigation, examination and inspection as to the physical nature and condition of the Acquired Assets financed hereunder. Except as may otherwise be provided for in said Asset Purchase Agreement, the Maker shall make no claims and waive any and all claims with respect to the Assets.
This Note shall bind the successors and assigns of each party and all endorsers hereto and shall inure to the benefit of the Payee, its successor and assigns.

This Note may not be modified or terminated orally.
If any term or provision of this Note, or any portion of any such term or provision, shall be held invalid or against public policy, or if the application of the same to any person or circumstance is held invalid or against public policy, then, the remainder of this Note (or the remainder of such term or provision) and the application thereof to other persons or circumstances shall not be affected thereby and shall remain valid and in full force and effect to the fullest extent permitted by law.
This Note shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as an instrument under seal.
This Note will be interpreted and construed under the laws of the Commonwealth of Massachusetts and will be considered to have been made, executed and performed in Massachusetts. All claims, disputes and other matters in question arising out of this agreement will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in Massachusetts.
EXECUTED as a sealed instrument as of the 13th day of October, 2011.

World Energy Solutions, Inc.

/s/ Carolyn Oldenburg	By:	/s/ Philip V. Adams

Witness		Name: Philip V. Adams
Title: President and COO